Exhibit 99.1

Press Release May 17, 2019
7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Announces Second Quarter 2019 Cash Dividend

FORT WAYNE, INDIANA, May 17, 2019 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced that the company’s board of directors has declared a quarterly cash dividend of $0.24 per common share.  The dividend is payable to shareholders of record at the close of business on June 30, 2019, and is payable on or about July 12, 2019.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500